Exhibit 99.77C


Lord Abbett Large-Cap Growth Fund

Supplemental Proxy Information

(Unaudited)

A meeting of the Fund's shareholders was held on December 18, 2006.
 The meeting was held for the purpose of approving the election of the following nine (9) Directors:

    o E. Thayer Bigelow
    o William H.T. Bush
    o Robert B. Calhoun, Jr.
    o Robert S. Dow
    o Daria L. Foster
    o Julie A. Hill
    o Franklin W. Hobbs
    o Thomas J. Neff
    o James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                         Votes            Votes         Votes
Matter                   For              Against       Withheld   Abstentions
------                   ---              -------       --------   -----------

E. Thayer Bigelow        25,008,700.284   126,041.556   --         --
William H.T. Bush        24,999,018.382   135,723.458   --         --
Robert B. Calhoun, Jr.   25,005,565.217   129,176.623   --         --
Robert S. Dow            24,994,954.985   139,786.855   --         --
Daria L. Foster          25,015,951.637   118,790.203   --         --
Julie A. Hill            25,006,394.400   128,347.440   --         --
Franklin W. Hobbs        25,002,537.646   132,204.194   --         --
Thomas J. Neff           25,006,966.470   127,775.370   --         --
James L.L. Tullis        25,003,020.362   131,721.478   --         --